Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-135777) of Houston Wire & Cable Company of our report dated July 30, 2010 relating to the combined financial statements of The Heavy Lift Business of Teleflex Incorporated, which appears in this Current Report on Form 8-K/A of Houston Wire & Cable Company.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 7, 2010